AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment is an amendment to the Custodian Services Agreement between CRM Mutual Fund Trust (the “Fund”) and The Bank of New York Mellon (“Custodian”) dated August 1, 2005, as amended (prior to the date hereof the “Current Agreement”).

This Agreement is dated as of June 1, 2014.

Intending to be legally bound, the Fund and Custodian hereby agree as follows:

1.	The Current Agreement is amended as follows:

(a)	The words “PFPC Trust Company” shall be deleted each place they appear and replaced in their entirety with the words “The Bank of New York Mellon” and the defined term “PFPC Trust” shall be deleted each place it appears and replaced in its entirety with “Bank”.
(b)	A new section 1(m) is added to the Current Agreement which reads in its entirety as follows:

“(m) “Agreement” means the Custodian Services Agreement, made as of August 1, 2005, between the Fund and Bank, as it may be amended from time to time.”

(c)	Section 15(a) of the Agreement is hereby amended and restated in its entirety as follows:
(a)	Unless terminated earlier pursuant to its terms, this Agreement shall continue through and including June 1, 2017. Notwithstanding the foregoing, the terms of this Agreement and the fee letter in effect at such date shall remain in effect for so long as any services provided for in the Agreement, including deconversion services, are being provided to the Fund or to a Series of the Fund.
2.	The fees to be paid by the Fund to Custodian pursuant to Section 11(a) of the Agreement shall be calculated as set forth in a separate fee letter, as it may be constituted from time to time by agreement of the parties.

3.	Except as amended herein, the terms and conditions of the Current Agreement remain in full force and effect.

4.	Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement on the date hereof.

5.	Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this

Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

The parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first stated above.

CRM Mutual Fund Trust By: /s/ Steven A. Yadegari Title: Chief Operating Officer and General Counsel	The Bank of New York Mellon By: /s/ Wayne D. Weaver Title: Director